THE MARCUS CORPORATION REPORTS THIRD QUARTER RESULTS

Results impacted by weaker film slate and one-time legal expenses

Milwaukee, Wis., March 21, 2013….. The Marcus Corporation (NYSE: MCS) today reported results for the third quarter ended February 28, 2013. The company’s results were impacted by a weaker overall film slate for Marcus Theatres® compared to the prior year and one-time lawsuit settlement costs for Marcus® Hotels & Resorts.

Third Quarter Fiscal 2013 Highlights

•	Total revenues for the third quarter of fiscal 2013 were $93,674,000, a 1.7% increase from revenues of $92,077,000 for the third quarter of fiscal 2012.
•	The company reported an operating loss of $(224,000) for the third quarter of fiscal 2013, compared to operating income of $4,075,000 for the third quarter of fiscal 2012.
•	The company reported a net loss attributable to The Marcus Corporation of $(1,372,000), or $(0.05) per diluted common share, for the third quarter of fiscal 2013, compared to net earnings attributable to The Marcus Corporation of $734,000, or $0.03 per diluted common share, for the third quarter of fiscal 2012.
•	Results for the third quarter of fiscal 2013 were unfavorably impacted by unusual items totaling approximately $2.0 million, or $0.04 per diluted common share, consisting of approximately $1.4 million of costs related to the settlement of lawsuits concerning the company’s Las Vegas property and a $618,000 impairment charge in the theatre division.
•	Results for the third quarter of fiscal 2013 include $6,008,000 of income from the extinguishment of debt related to debt refinancing at the Skirvin Hilton hotel. The income had no impact on net earnings attributable to The Marcus Corporation, however, due to the company’s determination that the entire amount was attributable to non-controlling interests.

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First Three Quarters Fiscal 2013 Highlights

•	Total revenues for the first three quarters of fiscal 2013 were $312,246,000, a 2.0% increase from revenues of $306,053,000 for the same period in fiscal 2012.
•	Operating income was $29,948,000 for the first three quarters of fiscal 2013, an 11.1% decrease from operating income of $33,684,000 for the first three quarters of fiscal 2012.
•	Net earnings attributable to The Marcus Corporation were $14,031,000 for the first three quarters of fiscal 2013, a 12.5% decrease from net earnings attributable to The Marcus Corporation of $16,035,000 for the same period in fiscal 2012.
•	Earnings per diluted common share attributable to The Marcus Corporation were $0.50 for the first three quarters of fiscal 2013, a 9.1% decrease from earnings per diluted common share attributable to The Marcus Corporation of $0.55 for the first three quarters of fiscal 2012.
•	Results for the first three quarters of fiscal 2013 were unfavorably impacted by unusual items totaling approximately $4.0 million, or $0.09 per diluted common share, consisting of $3.0 million of costs related to the settlement of lawsuits concerning the company’s Las Vegas property and $1.0 million of impairment charges in the theatre division.

“The overall depth of the third-quarter film product was weaker than during last year’s third quarter, highlighting the fact that this business is heavily dependent on the films produced in Hollywood. The results of our comparable company-owned hotels continued to improve, despite the fact that the third quarter is typically our weakest quarter due to reduced travel during the winter season in our predominantly Midwestern locations. Our hotel division results were negatively impacted by the fact that all material lawsuits related to The Platinum Hotel & Spa in Las Vegas, Nev., were recently resolved, resulting in significant settlement expenses in the third quarter. We are pleased to have this issue behind us and may now move forward without the impact these litigation costs have had on our reported results during the past four years,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Operating results for Marcus Theatres were lower compared to last year’s third quarter, which had a very deep line-up of hit films. This year’s third quarter, which included the busy holiday season, started strong, but January and February were weaker compared to a year ago. The top films during the third quarter this year included The Hobbit: An Unexpected Journey, Les Misérables, Lincoln and Django Unchained,” said Marcus.

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“Oz: The Great and Powerful (3D) has opened strongly in early March and other films with box-office potential opening in the coming weeks include The Croods (3D), G.I. Joe: Retaliation (3D) and Oblivion. Overall, we are likely to have difficult comparisons in March and April due to the tremendous success of The Hunger Games last year,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

“Our fourth quarter ends in May with a stronger line-up of films including Iron Man 3 (3D), Star Trek Into Darkness (3D), Epic (3D), Fast & Furious 6 and The Hangover Part III. For comparison purposes, last year’s May results included our top-performing film of the year, The Avengers (3D), as well as an extra week of operations due to our 53-week fiscal year. Looking ahead to the summer season and the beginning of our next fiscal year, the film schedule has a number of potentially strong performers including After Earth, Man of Steel (3D), Monsters University (3D), World War Z (3D), White House Down, The Lone Ranger, Despicable Me 2 (3D), 300: Rise of an Empire (3D) and The Smurfs 2 (3D),” said Olson.

Olson noted that the company’s 15th UltraScreen® auditorium is currently under construction at the Gurnee Cinema in Gurnee, Ill. The 72-foot-wide, three-stories-tall large format UltraScreen will feature the latest MDX™ (Marcus Digital Xperience™) digital projection technology, a state-of-the-art digital audio system and plush high-back memory-foam chairs. The new UltraScreen is scheduled to open this fall.

“The major renovation of the Point Cinema in Madison, Wis. is nearing completion. The renovation includes extensive updates to the theatre’s interior and exterior, as well as the addition of a Take Five Lounge opening in late May. The new lounge will further enhance the moviegoing experience, with a full-service bar, chef-inspired menu including our Thincredible® Zaffiro’s pizza and a 20-foot-wide television screen,” said Olson.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts achieved a 12.3% increase in revenues in the third quarter. Revenue per available room (RevPAR) for comparable hotels was up 10.7% for the third quarter and 4.2% for the year to date, due in large part to a nice increase in occupancy in what is traditionally our weakest season,” said Marcus.

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“In addition to the legal settlement expenses, our third quarter results were also impacted by winter-season losses at our newest hotel, The Cornhusker, A Marriott Hotel, in Lincoln, Neb., where a multi-million-dollar renovation is currently underway. The extensive renovations include all guest rooms and meeting space, as well as the hotel lobby, restaurant and bars. We will also bring our successful restaurant and bar concept, Miller Time Pub & Grill, developed in association with MillerCoors, to the The Cornhusker. The renovations are expected to be completed in the fall, with Miller Time Pub & Grill opening in early September,” said Kirk A. Rose, president of Marcus Hotels & Resorts.

Rose said renovations to the 23rd floor of the historic Pfister Hotel in Milwaukee, Wis. will be completed in early April. The renovation features the creation of an exclusive Pfister Club Lounge for overnight guests and also includes the addition of a high-tech executive boardroom incorporating the latest presentation technology. “The Pfister Club Lounge has a library-den feel with expansive views of the city, and features comfortable seating, workstations, Wi-Fi Internet access, televisions, and beverages and snacks throughout the day, along with the services of a Club Concierge. A similar club lounge is being added to the Grand Geneva Resort & Spa in Lake Geneva, Wis., and is scheduled to open Memorial Day weekend,” said Rose.

Summary

“During the third quarter, we returned capital to shareholders through a special cash dividend of $1.00 per common share. We also accelerated our February and May 2013 cash dividend payments totaling $0.17 per common share due to potential tax law changes that were being discussed prior to the end of 2012. We repurchased 82,000 shares of our common stock during the third quarter, and have repurchased a total of 1.8 million shares through the first three quarters of the fiscal year. In January, our Board of Directors authorized the repurchase of up to 3,000,000 additional shares of our common stock,” said Marcus.

“With a debt-to-total-capitalization ratio of 45% at the end of the third quarter and a new $225 million credit facility completed in January, we are well positioned to continue to grow our two businesses as well as enhance shareholder value through dividends and share repurchases when timing and market conditions are appropriate,” added Marcus.

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Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 21, 2013, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s website: www.marcuscorp.com, or by dialing 1-617-597-5447 and entering the passcode 14680694. Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, March 28, 2013, by dialing 1-888-286-8010 and entering the passcode 33814954. The Webcast of the conference call will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 687 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the recent tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	February 28,	February 23,	February 28,	February 23,
	2013	2012	2013	2012

Revenues:
Theatre admissions	$32,961	$35,003	$102,099	$104,516
Rooms	18,581	15,918	75,125	70,237
Theatre concessions	17,496	18,524	55,017	54,636
Food and beverage	12,699	11,569	42,358	40,915
Other revenues	11,937	11,063	37,647	35,749
Total revenues	93,674	92,077	312,246	306,053

Costs and expenses:
Theatre operations	28,543	29,037	86,807	87,676
Rooms	9,057	8,011	28,204	26,416
Theatre concessions	4,972	4,565	14,932	13,654
Food and beverage	10,951	9,832	32,236	30,620
Advertising and marketing	5,583	5,068	18,090	16,715
Administrative	11,825	10,530	34,888	32,086
Depreciation and amortization	8,591	8,279	25,490	26,109
Rent	2,077	2,051	6,308	6,182
Property taxes	3,860	3,003	11,015	9,759
Other operating expenses	7,821	7,626	23,293	23,152
Impairment charge	618	-	1,035	-
Total costs and expenses	93,898	88,002	282,298	272,369

Operating income	(224)	4,075	29,948	33,684

Other income (expense):
Investment income	258	88	301	257
Interest expense	(2,464)	(2,323)	(6,855)	(6,974)
Extinguishment of debt	6,008	-	6,008	-
Loss on disposition of property, equipment and other assets	(315)	(741)	(289)	(920)
Equity losses from unconsolidated joint ventures, net	(295)	(173)	(318)	(210)
	3,192	(3,149)	(1,153)	(7,847)

Earnings before income taxes	2,968	926	28,795	25,837
Income taxes (benefit)	(1,310)	192	9,051	9,802
Net earnings	4,278	734	19,744	16,035
Net earnings attributable to noncontrolling interests	5,650	-	5,713	-
Net earnings (loss) attributable to The Marcus Corporation	$(1,372)	$734	$14,031	$16,035

Net earnings (loss) per common share attributable to The Marcus Corporation - diluted	$(0.05)	$0.03	$0.50	$0.55

Weighted-average shares outstanding - diluted	27,274	29,209	28,124	29,362

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	February 28,	May 31,
	2013	2012

Assets:

Cash and cash equivalents	$15,724	$12,402
Accounts and notes receivable	8,192	8,467
Refundable income taxes	3,022	2,950
Deferred income taxes	2,918	2,797
Other current assets	6,289	7,020
Property and equipment, net	629,091	614,645
Other assets	83,427	84,730

Total Assets	$748,663	$733,011

Liabilities and Shareholders' Equity:
Accounts and notes payable	$16,651	$18,945
Taxes other than income taxes	12,759	13,110
Other current liabilities	36,756	37,102
Current portion of capital lease obligation	4,481	4,189
Current maturities of long-term debt	14,677	97,918
Capital lease obligation	29,434	31,489
Long-term debt	238,598	106,276
Deferred income taxes	44,683	44,372
Deferred compensation and other	35,565	35,821
Equity	315,059	343,789

Total Liabilities and Shareholders' Equity	$748,663	$733,011

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended February 28, 2013
Revenues	$53,466	$40,064	$144	$93,674
Operating income (loss)	9,028	(5,948)	(3,304)	(224)
Depreciation and amortization	4,162	4,277	152	8,591

13 Weeks Ended February 23, 2012
Revenues	$56,193	$35,665	$219	$92,077
Operating income (loss)	11,915	(4,390)	(3,450)	4,075
Depreciation and amortization	4,178	3,983	118	8,279

39 Weeks Ended February 28, 2013
Revenues	$165,831	$145,950	$465	$312,246
Operating income (loss)	31,026	9,104	(10,182)	29,948
Depreciation and amortization	12,650	12,433	407	25,490

39 Weeks Ended February 23, 2012
Revenues	$167,147	$138,343	$563	$306,053
Operating income (loss)	33,440	9,979	(9,735)	33,684
Depreciation and amortization	13,920	11,816	373	26,109

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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